Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2008 accompanying the consolidated financial statements of Optelecom-NKF, Inc. and subsidiaries (the “Company”) appearing in the 2007 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2007 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned report.

/s/ Grant Thornton, LLP

Baltimore, Maryland
June 6, 2008